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                                                                     Exhibit 4.1

                           METRETEK TECHNOLOGIES, INC.
                            1675 BROADWAY, SUITE 2150
                             DENVER, COLORADO 80202
                                 (303) 592-5555

             NOTICE OF REDEMPTION OF COMMON STOCK PURCHASE WARRANTS

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                        REDEMPTION DATE: AUGUST 14, 2000

            EXERCISE RIGHT EXPIRES: 5:00 P.M., DENVER, COLORADO TIME

                                 AUGUST 14, 2000
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TO THE HOLDERS OF
COMMON STOCK PURCHASE WARRANTS OF
METRETEK TECHNOLOGIES, INC.:

         NOTICE IS HEREBY GIVEN that, pursuant to the provisions of the Warrant Agency Agreement, dated as of September 10, 1998 (the "Warrant Agreement"), between Metretek Technologies, Inc. (formerly known as Marcum Natural Gas Services, Inc.) ("Metretek") and Computershare Trust Company, Inc., (formerly known as American Securities Transfer & Trust, Inc.) (the "Warrant Agent"), Metretek hereby exercises its right to redeem all Common Stock Purchase Warrants issued under the Warrant Agreement (the "Warrants") that remain outstanding and unexercised at 5:00 p.m., Denver, Colorado time, on August 14, 2000 (the "Redemption Date"), the date fixed for redemption, at a redemption price of $.01 per Warrant (the "Redemption Price"). All conditions to and requirements for Metretek's redemption of the Warrants have been met.

         Each Warrant entitles the holder thereof to purchase one share of Common Stock, par value $.01 per share ("Common Stock"), of Metretek at an exercise price of $4.00 per share, subject to adjustment in certain events, at any time until 5:00 p.m., Denver, Colorado time, on the Redemption Date, and the Warrants will remain exercisable pursuant to the terms of the Warrant Agreement until such date and time. The exercise of the Warrants is covered by Metretek's Registration Statement on Form S-3, Registration No. 333-60925 as amended (the "Registration Statement"). For further information regarding the Warrants, including the method of exercise thereof, you are advised to refer to Metretek's Prospectus dated July 14, 2000.

         The Warrants are traded on the Nasdaq SmallCap Market under the trading symbol "MTEKW". The Warrants will cease trading after the Redemption Date. The Common Stock is traded on the Nasdaq National Market under the trading symbol "MTEK". On July 11, 2000, the last sale price of the Common Stock as reported on the Nasdaq National Market was $6.06 per share and the last sale price of the Warrants as reported on the Nasdaq SmallCap Market was $2.63 per Warrant.

         This Notice is accompanied by the following: (i) Metretek's Annual Report on Form 10-KSB for the year ended December 31, 1999; (ii) Metretek's Form 10-QSB for the fiscal quarter ended March 31, 2000; and (iii) the Prospectus, dated July 14, 2000, covering the exercise of the warrants. Additional copies of this Notice, the Prospectus or the other documents included with this Notice may be obtained, without charge, by written or oral request to Metretek at the address and telephone number set forth above.


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                  ALTERNATIVES AVAILABLE TO HOLDERS OF WARRANTS

         As a result of Metretek's election to redeem the Warrants, Warrant holders have the following three alternatives with respect to their warrants:

- Holders may exercise their Warrants. Until 5:00 p.m., Denver, Colorado time, on August 14, 2000, when the exercise right expires, Warrant holders may exercise their Warrants by purchasing shares of Common Stock at the exercise price of $4.00 per share.

- Holders may sell their Warrants in the open market. Until 5:00 p.m., Denver, Colorado time, on the Redemption Date, holders may sell their Warrants in the open market through brokers or otherwise. Until the Redemption Date, the Warrants will continue to trade on the Nasdaq SmallCap Market under the trading symbol "MTEKW". The Warrants will cease trading after the Redemption Date.

- Holders may deliver their Warrants to be redeemed for cash. After 5:00 p.m., Denver, Colorado time, on the Redemption Date, any Warrants that holders continue to hold will be redeemed by Metretek at a Redemption Price of $.01 per Warrant. All Warrants outstanding on or after the Redemption Date will be deemed to be redeemed by Metretek, whether or not they have been surrendered for redemption. However, Warrant holders must surrender their Warrants to the Warrant Agent, as discussed below, to collect the Redemption Price.

         Holders of Warrants are urged to consult with their own tax, business and other advisors concerning the tax, business and other consequences of the exercise, sale or redemption of their Warrants.

                         MANNER OF EXERCISE OF WARRANTS

         Warrant holders may exercise the Warrants by properly completing and signing the subscription form on the Warrants including, if required, a signature guarantee from an eligible institution, and mailing or delivering the Warrants to the Warrant Agent, together with a payment of the aggregate exercise price of the Warrants in full (in U.S. dollars) by such holder, to:

                        Computershare Trust Company, Inc.
                      12039 West Alameda Parkway, Suite Z-2
                            Lakewood, Colorado 80228
                            Telephone: (303) 986-5400
                            Facsimile: (303) 986-2444

                                     or to:

                        Computershare Trust Company, Inc.
                                  P.O. Box 1596
                              Denver, CO 80201-1596

A holder may exercise Warrants in whole or in part, but no Warrants may be exercised for fractional shares of Common Stock.

         The exercise price will be considered to have been paid only upon clearance of the wire transfer, certified or official bank check, bank draft or money order tendered therefor. All funds received by the Warrant Agent from the exercise of the Warrants will be deposited upon receipt. Pending issuance of certificates representing shares of Common Stock, funds received for the exercise of Warrants will be held in a segregated escrow account.


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         ONCE A HOLDER HAS EXERCISED A WARRANT, THE EXERCISE MAY NOT BE REVOKED.
To be accepted, the properly completed Warrants and payment with respect to the exercise price of the Warrants must be received by the Warrant Agent before 5:00 p.m., Denver, Colorado time on August 14, 2000. The instruction accompanying the Warrants should be read carefully and followed in detail. WARRANTS SHOULD BE
SENT WITH PAYMENT TO THE WARRANT AGENT. DO NOT SEND WARRANTS TO METRETEK.

         CERTIFICATES REPRESENTING THE SHARES OF COMMON STOCK SUBSCRIBED FOR WILL BE ISSUED AND DELIVERED AS SOON AS PRACTICABLE AFTER PAYMENT OF THE EXERCISE PRICE OF THE WARRANTS. HOLDERS OF WARRANTS, AS SUCH, WILL NOT HAVE ANY RIGHTS AS STOCKHOLDERS OF THE COMPANY UNTIL STOCK CERTIFICATES REPRESENTING THE SHARES OF COMMON STOCK SUBSCRIBED FOR ARE ISSUED TO THEM.

         The risk of method of delivery of all documents and payment is on the holders of the Warrants, not Metretek or the Warrant Agent. If the mail is used, it is recommended that payments be made by registered mail, properly insured, return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Warrant Agent before the expiration of the Warrants.

         Stifel, Nicolaus & Company, Inc. (the "Dealer Manager") will serve as the dealer manager and will contact warrant holders, explain the terms of the proposed redemption to Warrant holders, and solicit holders to exercise their Warrants. The Dealer Manager's address is:

                        Stifel, Nicolaus & Company, Inc.
                          1125 17th Street, Suite 1500
                             Denver, Colorado 80202
                            Telephone: (303) 296-2300

         Questions relating to the method of exercise should be directed to the Warrant Agent or the Dealer Manager at the addresses set forth above.

         The right of holders to exercise the Warrants will expire at 5:00 p.m., Denver, Colorado time, on the Redemption Date. All Warrants not properly exercised on or before such date and time will be redeemed by Metretek at the Redemption Price. Prior to the Redemption Date, Metretek will deposit with the Warrant Agent an amount sufficient to pay the Redemption Price for all Warrants called for redemption. After the Redemption Date, all Warrant Certificates evidencing the Warrants must be delivered to the Warrant Agent at the address set forth above for receipt of the Redemption Price.

         The Warrants were issued pursuant to, and the method of exercise and redemption and the rights of the holders Warrants are governed by and subject to, the terms and conditions of the Warrant Agreement. This Notice of Redemption is being given, and the manner of redemption will be conducted, in compliance with the terms and conditions of the Warrant Agreement. A copy of the Warrant Agreement is available for inspection, and will be furnished to holders of Warrants, without charge, upon written or oral request to the Warrant Agent at the address set forth above.

                                         By Order of the Board of Directors



                                         W. Phillip Marcum, President

Denver, Colorado
July 14, 2000